CardioTech International, Inc. Gains Significant
                  Technology in Connection with Acquisition of
                           Tyndale-Plains Hunter, LTD

For Immediate Release

         Woburn, MA (July 19, 1999): CardioTech International, Inc., (AMEX:CTE) announced that it has completed its acquisition of Tyndale-Plains Hunter, LTD ("TPH"). TPH, located in Lawrenceville, New Jersey, is a leader in the manufacture of hydrophilic polyurethanes. Hydrophilic polyurethanes are used to provide permanent lubricity to the surface of medical devices, improve blood compatibility, and act as controlled delivery systems. TPH's patented hydrophilic, or "water-loving" technology, provides CardioTech the ability to integrate this key technology into the vascular access and peripheral grafts. The Company believes this technology will result in significant improvements and benefits to its family of vascular grafts and other implantable devices.

         CardioTech completed the acquisition of TPH on July 15, 1999 through the issuance of 446,153 shares of the Company's Common Stock, valued at approximately $725,000, and cash of $350,000. TPH will operate as a wholly-owned subsidiary of CardioTech. The acquisition was recorded under the purchase method of accounting. TPH recorded revenues of approximately $600,000 (unaudited) for its fiscal year ended March 31, 1999.

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         Dr. Michael Szycher,  CEO and President of CardioTech  stated,  "We are extremely pleased to have successfully completed the acquisition of TPH. Management believes that TPH will contribute positively to the Company's revenues and earnings. More importantly, however, the technology provided through TPH's hydrophilic polyurethanes, and TPH's expertise in developing and manufacturing these polyurethanes, should result in notable technological advancements and contributions to CardioTech's continued development of superior vascular grafts. In addition, CardioTech will be the only company in the country with an established, full product line of premium polyurethane elastomers, having characteristics ranging from hydrophilic to hydrophobic. We are also pleased to announce that Dr. John Hudson will manage CardioTech's TPH subsidiary in his capacity as Operations Manager."

         Speaking on behalf of the Board of Directors and shareholders of TPH, Howard Nashel Esq., attorney for TPH, stated "We are excited about the potential for increasing our shareholders' value as a result of this transaction. We expect CardioTech to exploit TPH's hydrophilic technology and integrate this technology as part of their advanced medical devices, resulting in implantable devices with superior performance in the cardiovascular arena."

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         CardioTech International,  Inc. is a leading developer and manufacturer of advanced, microporous, polyurethane-based vascular graft devices for the treatment of late-stage cardiovascular disease. The Company is also a leading developer and manufacturer of patented polyurethane compounds. The Company received CE mark for its VascuLink vascular access graft in November 1998, and is currently marketing the product through its international distributor network. The Company's corporate and operational headquarters in Woburn, MA and will be complemented by the addition of the TPH operational facility in Lawrenceville, New Jersey. In addition, the Company maintains its international operating subsidiary in Brymbo, Wrexham, UK.

         The Company believes that this release may contain forward-looking statements that are subject to risks and uncertainties, including statements regarding the value of TPH's technology, CardioTech's ability to integrate successfully TPH's technology into CardioTech's vascular access and peripheral grafts and the effect of the acquisition on CardioTech's revenues and earnings. Such statements are based on management's current expectations and are subject to a number of factors that could cause actual results to differ materially from the forward-looking statements. The Company cautions investors that there can be no assurance that actual results will not differ materially from those projected or suggested in such forward-looking statements, as a result of various factors, including but not limited to the following: the possible delisting of Cardiotech on the AMEX, the Company's ability to obtain additional funding, the Company's ability to successfully manage its growth and integrate TPH into its operations, the Company's ability to successfully manufacture, market, and distribute its products, the Company's ability to obtain financing to support its working capital needs, intense competition related to the development of synthetic grafts and difficulties inherent in developing synthetic grafts. As a result, the Company's further development involves a high degree of risk.

Contact:
Michael Szycher, Ph.D.
Chief Executive Officer
(781) 933-4772
(July 19, 1999)